Exhibit-23 (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference in this Post-Effective Amendment Number 10 to the Registration Statement (Form N-1A)(No. 33-84762) of WT Mutual Fund of our reports dated August 9, 1999, included in the 1999 Annual Report to shareholders of WT Mutual Fund, our reports dated August 3, 1999, included in the 1999 Annual Reports to shareholders of the Rodney Square Fund, the Rodney Square Tax-Exempt Fund, the Rodney Square Strategic Fixed-Income Fund and the Rodney Square Strategic Equity Fund, and our reports dated August 10, 1999, included in the 1999 Annual Reports to shareholders of CRM Funds.



Philadelphia, Pennsylvania
October 26, 1999




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